Exhibit 21

Subsidiaries of the Registrant

Berger Financial Corporation, a Delaware corporation

Berger Bros Company, a Pennsylvania corporation

Copper Craft, Inc., a Texas corporation

Walker Metal Products, Inc., a Georgia corporation